Exhibit 3.1

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HINGE HEALTH, INC.

The undersigned, Daniel Perez, hereby certifies that:

1.	The undersigned is the duly elected and acting Chief Executive Officer of Hinge Health, Inc., a Delaware corporation.

2.

The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on March 10, 2016; this corporation filed a Certificate of Amendment of Certificate of Incorporation on April 13, 2016; this corporation filed a Second Amended and Restated Certificate of Incorporation on July 6, 2017; this corporation filed a Third Amended and Restated Certificate of Incorporation on July 3, 2018; this corporation filed a Fourth Amended and Restated Certificate of Incorporation on January 10, 2020; this corporation filed a Fifth Amended and Restated Certificate of Incorporation on December 21, 2020; this corporation filed a Certificate of Amendment of Certificate of Incorporation on October 7, 2021; this corporation filed a Sixth Amended and Restated Certificate of Incorporation on October 22, 2021; this corporation filed a Certificate of Amendment of Certificate of Incorporation on December 27, 2022 and this corporation filed a Certificate of Amendment of Certificate of Incorporation on May 17, 2023.

3.

The Sixth Amended and Restated Certificate of Incorporation (as amended by the Certificate of Amendment, filed on December 27, 2022, and as further amended by the Certificate Amendment, filed on May 17, 2023) of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is Hinge Health, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the state of Delaware is 251 Little Falls Drive, in the city of Wilmington, county of New Castle, Delaware 19808. The name of its registered agent at such address is The Company Corporation.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A) Classes of Stock.

1. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 144,599,637 shares, each with a par value of $0.00001 per share. 96,408,866 shares shall be Common Stock and 48,190,771 shares shall be Preferred Stock.

2. Immediately upon the effectiveness (the “Effective Time”) of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), that registers shares of capital stock of the Corporation, (a) the authorized shares of Common Stock shall be reclassified into authorized shares of Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”), and authorized shares of Class B Common Stock, $0.00001 par value per share (“Class B Common Stock”), with (i) the authorized number of shares of Class B Common Stock being equal to the number of Pre-Effective Time Founder Shares (as defined below) and Pre-Effective Time Preferred Shares (as defined below and, together with the Pre-Effective Time Founder Shares, the “Pre-Effective B Shares”) and (ii) the authorized number of shares of Class A Common Stock being equal to all then authorized shares of Common Stock, minus the number of Pre-Effective Time Founder Shares that are Common Stock (the “Pre-Effective A Shares”), plus a sufficient number of shares for purposes of effecting the conversion of all authorized shares of Class B Common Stock into Class A Common Stock, and (b)(i) each share of Pre-Effective B Shares issued and outstanding or reserved for issuance upon exercise or conversion of convertible securities then outstanding shall, automatically and without further action by any securityholder, be reclassified as, and shall become, one share of Class B Common Stock if such shares are then-outstanding shares of Common Stock or shall be exercisable or convertible for one share of Class B Common Stock if such shares are then exercisable for or convertible into Common Stock, and (ii) each share of Pre-Effective A Shares issued and outstanding or reserved for issuance upon exercise or conversion of convertible securities then outstanding or held as treasury stock shall, automatically and without further action by any securityholder, be reclassified as, and shall become, one share of Class A Common Stock if such shares are then-outstanding shares of Common Stock or shall be exercisable or convertible for one share of Class A Common Stock if such shares are then exercisable for or convertible into Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of Common Stock shall from and after the Effective Time be deemed to represent shares of Class A Common Stock or Class B Common Stock, as applicable, without the need for surrender or exchange thereof. For the avoidance of doubt, shares of Preferred Stock shall only convert into shares of Class B Common Stock in accordance with Article IV(B)4.

“Pre-Effective Time Founder Shares” means all shares of Common Stock and Preferred Stock held of record by the Founders (as defined in Article IV(C)2(h)(iv)) and any Founder Affiliates (as defined in Article IV(C)2(h)(iv)), including any shares reserved for issuance upon exercise or conversion of convertible securities, options, restricted stock units or other equity grants (in each case whether vested or unvested), as of immediately prior to the Effective Time.

“Pre-Effective Time Preferred Shares” means all shares of outstanding Preferred Stock as of immediately prior to the Effective Time.

The rights, powers and privileges of holders of Common Stock prior to and after the Effective Time are described in Article IV(C)(1) and Article IV(C)(2), respectively.

For the avoidance of doubt, the Class A Common Stock and the Class B Common Stock will be separate series within the class of Common Stock, and not separate classes of stock.

(B) Powers, Preferences, Special Rights and Restrictions of Preferred Stock. The Preferred Stock authorized by this Seventh Amended and Restated Certificate of Incorporation (the “Restated Certificate”) shall be divided into series as provided herein. 3,078,601 shares of Preferred Stock shall be designated “Series Seed-1 Preferred Stock,” 493,325 shares of Preferred Stock shall be designated “Series Seed-2 Preferred Stock,” 975,463 shares of Preferred Stock shall be designated “Series A-1 Preferred Stock,” 7,112,809 shares of Preferred Stock shall be designated “Series A-2 Preferred Stock,” 11,500,586 shares of the Preferred Stock shall be designated “Series B Preferred Stock,” 10,253,027 shares of the Preferred Stock shall be designated “Series C Preferred Stock,” 2,258,620 shares of the Preferred Stock shall be designated “Series C-1 Preferred Stock,” 7,354,666 shares of the Preferred Stock shall be designated “Series D Preferred Stock” and 5,163,674 shares of the Preferred Stock shall be designated “Series E Preferred Stock.” The powers, preferences, special rights and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions. The Board of Directors of the Corporation (the “Board of Directors”) shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) all holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of each series of Preferred Stock in an amount at least equal to the dividend payable on each share of each series of Preferred Stock determined as if all shares of such series had been converted into Common Stock calculated on the record date for determination of holders entitled to receive such dividend.

2. Liquidation.

(a) Preference.

(A) In the event of any Liquidation Transaction (as defined below), the holders of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of each other series of Preferred Stock and the Common Stock, by reason of their ownership thereof, an amount per share equal to $77.46420 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series E Preferred Stock then held by them, plus any declared but unpaid dividends on such shares, an amount per share equal to $43.71910 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series D Preferred Stock then held by them, plus any declared but unpaid dividends on such shares, an amount per share equal to $7.3149 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series C Preferred Stock then held by them, plus any declared but unpaid dividends on such shares, and an amount per share equal to $6.76629 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series C-1 Preferred Stock then held by them, plus any declared but unpaid dividends on such shares. If, upon the occurrence of such event, the assets and funds thus of the Corporation are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock, on a pari passu basis, in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(B) In the event of any Liquidation Transaction (as defined below), after the payment of all preferential amounts required to be paid to the holders of Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock pursuant to Article IV(B)2(a)(A), the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of each other series of Preferred Stock and the Common Stock, by reason of their ownership thereof, an amount per share equal to $2.26072 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series B Preferred Stock then held by them, plus any declared but unpaid dividends on such shares. If, upon the occurrence of such event and after payment in full of the preferential amounts required to be paid to the holders of Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock pursuant to Article IV(B)2(a)(A), the assets and funds thus of the Corporation are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(C) In the event of any Liquidation Transaction, after the payment of all preferential amounts required to be paid to the holders of the Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock pursuant to Articles IV(B)2(a)(A) and (B) the holders of each other series of Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock, by reason of their ownership thereof, an amount equal to $0.3435 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series Seed-1 Preferred Stock then held by them, an amount per share equal to $0.4174 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series Seed-2 Preferred Stock then held by them, $0.8280 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series A-1 Preferred Stock then held by them, and $1.0350 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series A-2 Preferred Stock then held by them; plus any declared but unpaid dividends on such shares. If, upon the occurrence of such event and after payment in full of the preferential amounts required to be paid to the holders of the Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock pursuant to Articles IV(B)2(a)(A) and (B), the remaining assets and funds of the Corporation are insufficient to permit the payment to the holders of the Series Seed-1 Preferred Stock, the Series Seed-2 Preferred Stock, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among such holders in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Remaining Assets. Upon the completion of the distribution required by Article IV(B)2(a) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each.

(c) Deemed Conversion. Notwithstanding the above, for purposes of determining the amount the holders of shares of a given series of Preferred Stock are entitled to receive with respect to a Liquidation Transaction, as defined below, all holders of shares of such series of Preferred Stock shall be deemed to have converted (regardless of whether such holders actually converted) such holders’ shares of such series into shares of Common Stock immediately prior to the Liquidation Transaction if, as a result of an actual conversion, such holders would receive, in the aggregate, an amount greater than the amount that would be distributed to such holders if such holders did not convert such series of Preferred Stock into shares of Common Stock. If any such holders shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holders shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(d) Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Article IV(B)2, a “Liquidation Transaction” shall be deemed to occur if the Corporation shall (I) sell, convey, exclusively license or otherwise dispose of all or substantially all of its assets, property or business, in one transaction or a series of related transactions, (II) merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation), in one transaction or a series of related transactions, or (III) effect a liquidation, dissolution or winding up of the Corporation pursuant to the applicable provisions of Section 275 of the Delaware General Corporation Law; provided, however that none of the following shall be considered a Liquidation Transaction: (A) a merger effected exclusively for the purpose of changing the domicile of the Corporation, or (B) a bona fide equity financing in which the Corporation is the surviving corporation. In the event of a Liquidation Transaction pursuant to the provisions of subsection (II) above, all references in this Article IV(B)2 to “assets of the Corporation” shall be deemed instead to refer to the aggregate consideration to be paid to the holders of the Corporation’s capital stock in such merger or consolidation. If any portion of the consideration payable to the holders of the Corporation’s capital stock is placed into escrow and/or is payable to the holders of the Corporation’s capital stock subject to contingencies, the applicable merger agreement shall provide that (1) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this Article IV(B)2 as if the Initial Consideration were the only consideration payable in connection with such Liquidation Transaction and (2) any additional consideration which becomes payable to the holders of the Corporation’s capital stock upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with this Article IV(B)2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. Nothing in this subsection (i) shall require the distribution to stockholders of anything other than proceeds of such transaction. Notwithstanding the foregoing, the treatment of any transaction as a Liquidation Transaction may be waived by the vote or written consent of (i) the holders of at least a majority of the Corporation’s then-outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis (the “Requisite Holders”), (ii) the holders of at least a majority of the Corporation’s then-outstanding shares of Series B Preferred Stock, (iii) the holders of at least sixty-seven percent (67%) of the Corporation’s then-outstanding shares of Series C Preferred Stock and Series C-1 Preferred Stock, voting together as a single class on an as-converted basis (the “Requisite Series C Holders”), (iv) the holders of at least a majority of the Corporation’s then-outstanding shares of Series D Preferred Stock (the “Requisite Series D Holders”) and (v) the holders of at least a majority of the Corporation’s then-outstanding shares of Series E Preferred Stock (the “Requisite Series E Holders”). The Corporation shall not have the power to effect a Liquidation Transaction referred to in Article IV(B)2(d)(i) unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Article IV(B)2(a).

(ii) Valuation of Consideration. In the event of a Liquidation Transaction, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value, determined as follows: (I) for securities not subject to investment letters or other similar restrictions on free marketability, (A) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30 day period ending three days prior to the closing of such transaction; (B) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30 day period ending three days prior to the closing of such transaction; or (C) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors and (II) the method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors) from the market value as determined pursuant to clause (I) above so as to reflect the approximate fair market value thereof. Any securities shall be valued as determined in good faith by the Board of Directors. Notwithstanding the foregoing, the methods for valuing non-cash consideration to be distributed in connection with a Liquidation Transaction shall, with the appropriate approval by the stockholders under the Delaware General Corporation Law of the definitive agreements governing such Liquidation Transaction and Article IV(B)6 below, be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Transaction.

3. Redemption. The Preferred Stock is not mandatorily redeemable.

4. Conversion. The holders of shares of Preferred Stock shall be entitled to conversion rights as follows:

(a) Right to Convert. Subject to the provisions of this Article IV(B)4(a) and Article IV(B)4(c) below, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.3435 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series Seed-1 Preferred Stock) in the case of the Series Seed-1 Preferred Stock, $0.4174 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series Seed-2 Preferred Stock) in the case of the Series Seed-2 Preferred Stock, $0.8280 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A-1 Preferred Stock) in the case of the Series A-1 Preferred Stock, $1.0350 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A-2 Preferred Stock) in the case of the Series A-2 Preferred Stock, $2.26072 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series B Preferred Stock) in the case of the Series B Preferred Stock, $7.3149 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series C Preferred Stock) in the case of the Series C Preferred Stock, $6.76629 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series C-1 Preferred Stock) in the case of the Series C-1 Preferred Stock, $43.71910 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series D Preferred Stock) in the case of the Series D Preferred Stock, and $77.46420 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series E Preferred Stock) in the case of the Series E Preferred Stock, by the Conversion Price applicable to such shares (such quotient is referred to herein as the “Conversion Rate”), determined as hereafter provided, in effect on (i) the date the certificate is surrendered for conversion or (ii) in the case of uncertificated securities, the date the notice of conversion is received by the Corporation. The initial “Conversion Price” per share shall be $0.3435 in the case of the Series Seed-1 Preferred Stock, $0.4174 in the case of the Series Seed-2 Preferred Stock, $0.8280 in the case of the Series A-1 Preferred Stock, $1.0350 in the case of the Series A-2 Preferred Stock, $2.26072 in the case of the Series B Preferred Stock, $7.3149 in the case of the Series C Preferred Stock, $6.76629 in the case of the Series C-1 Preferred Stock, $43.71910 in the case of the Series D Preferred Stock, and $77.46420 in the case of the Series E Preferred Stock. Such initial Conversion Prices shall be subject to adjustment as set forth in Article IV(B)4(d) below.

(b) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate then in effect for such share immediately upon the earlier of (i) except as provided in Article IV(B)4(c) below, the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, the public offering price of which is not less than $77.46420 per share (as adjusted for stock splits, stock dividends, reclassification and the like) and which results in aggregate cash proceeds to the Corporation of not less than $100,000,000, net of underwriting discounts and commissions (a “Qualified IPO”) or (ii) (A) with respect to the Series Seed-1 Preferred Stock and Series Seed-2 Preferred Stock, immediately upon the date, or upon the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, (B) with respect to the Series A-1 Preferred Stock and Series A-2 Preferred Stock, immediately upon the date specified by vote or written consent of the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, voting together as a single class on an as-converted basis, (C) with respect to the Series B Preferred Stock, immediately upon the date specified by vote or written consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock, voting as a separate class, (D) with respect to the Series C Preferred Stock and Series C-1 Preferred Stock, immediately upon the date specified by vote or written consent of the Requisite Series C Holders, (E) with respect to the Series D Preferred Stock, immediately upon the date specified by vote or written consent of the Requisite Series D Holders, and (F) with respect to the Series E Preferred Stock, immediately upon the date specified by vote or written consent of the Requisite Series E Holders.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the shares of Common Stock are to be issued and, in the case of Preferred Stock represented by a certificate, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates or, upon request in the case of uncertificated securities, a notice of issuance, for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of certificates, or in the case of uncertificated securities, on the date such notice of conversion is received by the Corporation, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with a firm commitment underwritten public offering of securities, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Stock Below Purchase Price. If the Corporation should issue, at any time after the date upon which any shares of Series E Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock or Series E Preferred Stock in effect immediately prior to the issuance of such Additional Stock (as adjusted for stock splits, stock dividends, reclassification and the like), the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Article IV(B)4(d)(i), unless otherwise provided in this Article IV(B)4(d)(i).

(A) Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Article IV(B)4(d)(i), the new Conversion Price for such series shall be determined by multiplying the Conversion Price for such series then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance of the Additional Stock would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Article IV(B)4(d)(i)(E) below.

(B) Definition of “Additional Stock”. For purposes of this Article IV(B)4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Article IV(B)4(d)(i)(E) below) by the Corporation after the Purchase Date, other than the following securities (such securities and any Common Stock Equivalents thereto collectively referred to as the “Exempted Securities”):

(1) securities issued pursuant to stock splits, stock dividends or similar transactions, as described in Article IV(B)4(d)(ii) below;

(2) securities issuable upon conversion, exchange or exercise of convertible, exchangeable or exercisable securities outstanding as of the Purchase Date including, without limitation, warrants, notes or options;

(3) Common Stock (or options therefor) issued or issuable to employees, consultants, officers, directors of the Corporation or other persons performing services for the Corporation pursuant to stock option plans or restricted stock plans or agreements approved by the Board of Directors including the Series C Director, if any;

(4) Common Stock issued or issuable in the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act;

(5) securities issued or issuable as consideration for the acquisition by the Corporation of another company or business approved by the Board of Directors including the Series C Director, if any;

(6) securities issued or issuable primarily for non-equity financing purposes to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions approved by the Board of Directors, including the Series B Director and Series C Director, if any;

(7) securities issued or issuable to an entity as a component of any business relationship with such entity primarily for the purpose of (a) joint venture, technology licensing or development activities, (b) distribution, supply or manufacture of the Corporation’s products or services or (c) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors, including the Series B Director and Series C Director, if any;

(8) Common Stock issued or issuable upon conversion of the Preferred Stock; and

(9) shares (or securities or rights convertible into, exercisable or exchangeable into, or entitling their holder to receive shares, directly or indirectly) issued or issuable in any other transaction for a consideration per share less than the Conversion Price of a particular series of Preferred Stock, for which exemption from these price-based antidilution provisions is approved (before or after issuance) by the affirmative vote of (a) a majority of the then-outstanding shares of the Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Series A-1 Preferred Stock and the Series A-2 Preferred Stock (voting together as a single class on an as-converted basis), (b) a majority of the then-outstanding shares of the Series B Preferred Stock, voting as a separate class, (c) the Requisite Series C Holders, (d) the Requisite Series D Holders, and (e) the Requisite Series E Holders.

(C) No Fractional Adjustments. No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors in good faith irrespective of any accounting treatment.

(E) Deemed Issuances of Common Stock. In the case of the issuance of securities or rights convertible into, exercisable or exchangeable into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Article IV(B)4(d)(i):

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments and without double counting for cancellation of indebtedness) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Article IV(B)4(d)(i)(D) above).

(2) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Article IV(B)4(d)(i)(D) above shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Article IV(B)4(d)(i)(E)(2) above or Article IV(B)4(d)(i)(E)(3) above.

(F) No Increased Conversion Price. Notwithstanding any other provisions of this Article IV(B)4(d)(i), except to the limited extent provided for in Article IV(B)4(d)(i)(E)(2) above and Article IV(B)4(d)(i)(E)(3) above, no adjustment of the Conversion Price pursuant to this Article IV(B)4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii) Stock Splits and Combinations. In the event the Corporation should at any time after the filing date of this Restated Certificate fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock, then, as of such record date (or the date of such split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock that is convertible into Common Stock shall be appropriately proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the number of shares of Common Stock outstanding at any time after the filing date of this Restated Certificate is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination (or the date of such combination if no record date is fixed), the Conversion Price for each series of Preferred Stock that is convertible into Common Stock shall be appropriately proportionally increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.

(iii) Dividends. In the event the Corporation should at any time after the filing date of this Restated Certificate fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents (such Common Stock Equivalents, if any, “Additional Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Additional Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution if no record date is fixed), the Conversion Price of each series of Preferred Stock that is convertible into Common Stock shall be appropriately proportionally decreased by multiplying the Conversion Price then in effect by a fraction:

(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution and those issuable with respect to such Additional Common Stock Equivalents.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of each series of Preferred Stock that is convertible into Common Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price of each series of Preferred Stock that is convertible into Common Stock shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of a series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock or Common Stock Equivalents in a number equal to the number of shares of Common Stock or Common Stock Equivalents as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

(e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Article IV(B)4(d)(i) above or in Article IV(B)4(d)(ii) above, then, in each such case for the purpose of this Article IV(B)4(e), the holders of each series of Preferred Stock that is convertible into Common Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution (or the date of such distribution if no record date is fixed).

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Article IV(B)2 above or this Article IV(B)4) provision shall be made so that the holders of each series of Preferred Stock that is convertible into Common Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article IV(B)4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Article IV(B)4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g) No Fractional Shares and Notices as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued to a particular stockholder shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, upon demand by the stockholder otherwise entitled to such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Article IV(B)4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of such Preferred Stock, furnish or cause to be furnished to such holder a notice setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall give to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of each series of Preferred Stock that is convertible into Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(j) Notices. Any notice required by the provisions of this Article IV(B)4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the U.S. mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation or delivered by electronic transmission to the holder of Preferred Stock using the contact information previously provided by such holder to the Corporation.

5. Voting Rights and Powers.

(a) Except as expressly provided by this Restated Certificate or as provided by law, the holders of Preferred Stock shall be entitled to the same voting rights as the holders of the Common Stock and to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and the holders of Preferred Stock shall vote together as a single class on all matters. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded down to the nearest whole number. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

(b) Series E Preferred Stock and Series D Preferred Stock shall not be entitled to vote with respect to the election of directors. The holders of record of the shares of Series A-2 Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series A Director”), the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series B Director”), the holders of record of the shares of Series C Preferred Stock and Series C-1 Preferred Stock, voting together as a single class, shall be entitled to elect one (1) director of the Corporation (the “Series C Director”) and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation (the “Common Directors”), subject to and expressly conditioned upon the terms of the Fifth Amended and Restated Voting Agreement, dated on or around April 2, 2024, entered into between the Corporation and certain holders of Preferred Stock and Common Stock of the Corporation, as amended, restated and modified from time to time (“Voting Agreement”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series C-1 Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the second sentence of this Section 5(b), then any directorship not so filled shall remain vacant until such time as the holders of the Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock, or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock other than the Series D Preferred Stock and the Series E Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 5(b), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 5(b). The rights of the holders of the Series A-2 Preferred Stock under the second sentence of this Section 5(b) shall terminate on the first date following the Purchase Date on which there are issued and outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series A Preferred Stock) which, together, represent less than five percent of the outstanding capital stock of the Corporation. The rights of the holders of the Series B Preferred Stock under the second sentence of this Section 5(b) shall terminate on the first date following the Purchase Date on which there are issued and outstanding less than 898,232 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock). The rights of the holders of the Series C Preferred Stock and Series C-1 Preferred Stock under the second sentence of this Section 5(b) shall terminate on the first date following the Purchase Date on which there are issued and outstanding, in aggregate, less than 1,127,835 shares of Series C Preferred Stock and Series C-1 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock).

Each director shall be entitled to cast one vote as a director at each meeting of the Board or pursuant to each action by written consent of the Board; provided, however, that during any period during which the Perez Founder Director (as defined in the Voting Agreement) seat is vacant and Daniel Perez is sitting in CEO Director (as defined in the Voting Agreement) seat, then such CEO Director shall be entitled to cast two (2) votes as a director at each meeting of the Board or pursuant to each action by written consent of the Board; provided further that during any period during which the Mecklenburg Founder Director (as defined in the Voting Agreement) seat is vacant and Gabriel Mecklenburg is sitting in the CEO Director seat, then such CEO Director shall be entitled to cast two (2) votes as a director at each meeting of the Board or pursuant to each action by written consent of the Board.

6. Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the Requisite Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Liquidation Transaction, or consent to any of the foregoing;

(b) alter or change the powers, rights, preferences, privileges or restrictions of any series of Preferred Stock so as to adversely affect the shares of each such series;

(c) declare or pay a dividend or other distribution with respect to any shares of the Corporation’s capital stock;

(d) redeem, purchase or otherwise acquire (or pay into or set aside funds for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, consultants, officers or directors of the Corporation, or other persons performing services for the Corporation or any subsidiary at no greater than the original purchase price pursuant to agreements under which the Corporation has the option to repurchase such shares upon the termination of employment or service;

(e) create, authorize or issue any debt security if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $150,000;

(f) create or take any action that results in holding the capital stock of any subsidiary that is not wholly owned (directly or indirectly) by the Corporation, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(g) change the number of authorized directors;

(h) appoint and remove any key employee (which shall include all “C-level employees,” including but not limited to, the chief executive officer, chief financial officer, chief technology officer and chief information officer) of the Corporation, and any conclusion, amendment or termination of an agreement with such key employee;

(i) approve the Corporation’s budget, business plan and any change thereto;

(j) increase the number of shares reserved for issuance under the Corporation’s equity compensation plans or arrangements including by adopting any new such plan or arrangement;

(k) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation;

(l) increase or decrease (other than by conversion) the total number of authorized shares of Common Stock, Preferred Stock or any series of Preferred Stock;

(m) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock (or any other security convertible or exercisable for such class or series of capital stock) having a preference over, or being on parity with, any series of Preferred Stock with respect to conversion rights, the payment of dividends, the distribution of assets on the liquidation, dissolution or winding up of the Corporation and rights of redemption; or

(n) (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with any series of Preferred Stock in respect of the conversion rights, the payment of dividends, the distribution of assets on the liquidation, dissolution or winding up of the Corporation and rights of redemption, if such reclassification, alteration or amendment would render such other security senior to any series of Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to any series of Preferred Stock in respect of conversion rights, the payment of dividends, the distribution of assets on the liquidation, dissolution or winding up of the Corporation and rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with any series of Preferred Stock in respect of any such right, preference or privilege;

(o) permit any subsidiary of the Corporation to take any action that, if performed by the Corporation, would require the approval of the Requisite Holders pursuant to this Article IV(B)6.

7. Founder Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, amend, modify or adopt any provision inconsistent with Article IV(A)2, this Article IV(B)7, or Article IV(C)2 of this Restated Certificate without the written consent or affirmative vote of the Founders for so long as any such Founder is employed by the Corporation.

8. Series A Protective Provisions. The Corporation shall not (by amendment, merger, consolidation or otherwise) do any of the following without first obtaining the approval (by vote or written consent, as otherwise provided by law, and either prospectively or retrospectively) of the holders of at least a majority of the then outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, voting together as a single class on an as-converted basis:

(a) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that materially adversely affects the holders of the Series A-1 Preferred Stock or Series A-2 Preferred Stock;

(b) waive any of the rights, preferences, and privileges of the Series A-1 Preferred Stock or Series A-2 Preferred Stock including contemplated waiver of Article IV(B)4(d); or

(c) waive the classification of a transaction as a Liquidation Transaction pursuant to Article IV(B)2(d)(i) or any distribution of proceeds in connection with liquidation, dissolution or winding up of the Corporation, a merger or consolidation or Liquidation Transaction in accordance with Article IV(B)2.

9. Series B Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that materially adversely affects the holders of the Series B Preferred Stock;

(b) waive any of the rights, preferences, and privileges of the Series B Preferred Stock including contemplated waiver of Article IV(B)4(d); or

(c) waive the classification of a transaction as a Liquidation Transaction pursuant to Article IV(B)2(d)(i) or any distribution of proceeds in connection with liquidation, dissolution or winding up of the Corporation, a merger or consolidation or Liquidation Transaction in accordance with Article IV(B)2.

10. Series C Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the Requisite Series C Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that materially adversely affects the holders of the Series C Preferred Stock or Series C-1 Preferred Stock;

(b) waive any of the rights, preferences, and privileges of the Series C Preferred Stock or Series C-1 Preferred Stock including contemplated waiver of Article IV(B)4(d);

(c) waive the classification of a transaction as a Liquidation Transaction pursuant to Article IV(B)2(d)(i) or any distribution of proceeds in connection with a liquidation, dissolution or winding up of the Corporation, a merger or consolidation or Liquidation Transaction in accordance with Article IV(B)2;

(d) take any action that would result in the conversion of all of the then-outstanding shares of Series C Preferred Stock and/or Series C-1 Preferred Stock into shares of Common Stock, except for conversion in connection with a Qualified IPO;

(e) amend, alter or repeal the definition of “Requisite Holders” or “Requisite Series C Holders” contained in Article IV(B)2(d)(i); or

(f) increase or decrease (other than by conversion) the total number of authorized shares of Series C Preferred Stock or Series C-1 Preferred Stock.

11. Series D Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the Requisite Series D Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that materially adversely affects the holders of the Series D Preferred Stock;

(b) waive any of the rights, preferences, and privileges of the Series D Preferred Stock including contemplated waiver of Article IV(B)4(d);

(c) waive the classification of a transaction as a Liquidation Transaction pursuant to Article IV(B)2(d)(i) or any distribution of proceeds in connection with a liquidation, dissolution or winding up of the Corporation, a merger or consolidation or Liquidation Transaction in accordance with Article IV(B)2;

(d) amend, alter or repeal the definition of “Requisite Series D Holders” contained in Article IV(B)2(d)(i); or

(e) increase or decrease (other than by conversion) the total number of authorized shares of Series D Preferred Stock.

12. Series E Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the Requisite Series E Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that materially adversely affects the holders of the Series E Preferred Stock;

(b) waive any of the rights, preferences, and privileges of the Series E Preferred Stock including contemplated waiver of Article IV(B)4(d);

(c) waive the classification of a transaction as a Liquidation Transaction pursuant to Article IV(B)2(d)(i) or any distribution of proceeds in connection with a liquidation, dissolution or winding up of the Corporation, a merger or consolidation or Liquidation Transaction in accordance with Article IV(B)2;

(d) amend, alter or repeal the definition of “Requisite Series E Holders” contained in Article IV(B)2(d)(i); or

(e) increase or decrease (other than by conversion) the total number of authorized shares of Series E Preferred Stock.

13. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Article IV(B)4 above hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Corporation shall take all such actions as are necessary to cause this Restated Certificate to be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock and the authorized shares of Preferred Stock.

14. Waiver of Rights. Except as otherwise set forth in this Restated Certificate, any of the rights, powers, preferences and other terms of a particular series of Preferred Stock set forth herein may be waived (either prospectively or retrospectively) on behalf of all holders of such series of Preferred Stock and with respect to all shares of such series of Preferred Stock only by the approval (by vote or written consent, as provided by law) of the holders of a majority of the shares of such series of Preferred Stock then outstanding; provided, however, that any waiver of the rights, powers, preferences and other terms of the Series C Preferred Stock and/or Series C-1 Preferred Stock shall instead require the vote or written consent of the Requisite Series C Holders.

(C) Common Stock.

1. Prior to the Effective Time. Until the Effective Time, the provisions of this Article IV(C)1 shall apply.

(a) Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(b) Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Article IV(B)2 above.

(c) Redemption. The Common Stock is not mandatorily redeemable.

(d) Voting Rights and Powers. Each holder of Common Stock shall be entitled to the right to one vote per share of Common Stock, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

2. Following the Effective Time. Immediately upon the Effective Time, the provisions of this Article IV(C)2 shall supersede the provisions of Article IV(C)1 above in their entirety. For purposes of this Article IV(C)2 and following the Effective Time, together, the Class A Common Stock and Class B Common Stock shall be referred to as the “Common Stock.” The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C)(2).

(a) General; Equal Status. Except as otherwise provided in Article IV or required by law, shares of Class A Common Stock and Class B Common Stock shall have the same rights, privileges, preferences and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of any series of Preferred Stock as may be designated by the Board and outstanding at any time.

(b) Dividend Rights. Subject to the to the rights of the holders of any series of Preferred Stock then outstanding, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, on an equal priority, pari passu basis, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors; provided, however, that in the event that such dividends are paid in the form of shares of Common Stock or options or rights to acquire shares of Common Stock, or securities convertible into or exchangeable or exercisable for shares of Common Stock, the holders of shares of Class A Common Stock shall receive shares of Class A Common Stock or options or rights to acquire (or securities convertible into or exchangeable or exercisable for) shares of Class A Common Stock, and the holders of shares of Class B Common Stock shall receive shares of Class B Common Stock or options or rights to acquire (or securities convertible into or exchangeable or exercisable for) shares of Class B Common Stock, and the payment of such dividends shall be deemed to have been made on an equal priority, pari passu basis.

(c) Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Article IV(B)2 above, provided that the holders of the Class A Common Stock and Class B Common Stock shall be treated as a single class.

(d) Redemption. Neither the Class A Common Stock nor the Class B Common Stock is mandatorily redeemable.

(e) Subdivision or Combination. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such series shall, concurrently therewith, be subdivided, combined or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such series is approved by (i) the holders of a majority of the outstanding Class A Common Stock and (ii) the holders of a majority of the outstanding Class B Common Stock, each of (i) and (ii) voting as separate series.

(f) Treatment in a Merger. The consideration received per share by the holders of each series of Common Stock in any merger, consolidation, reorganization or other business combination shall be identical; provided, however, that if (i) such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, and (ii) the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of shares of capital stock or other equity interests received in respect of the shares of Class A Common Stock and Class B Common Stock differ solely to the extent that the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and the Class B Common Stock differ as described in this Article Fourth, then the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and the Class B Common Stock differ as provided herein (including, without limitation, with respect to the voting rights and conversion provisions hereof); and provided further, that, if the holders of any series of Common Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provisions shall be deemed satisfied if holders of the other series of Common Stock are granted corresponding election rights.

(g) Voting Rights.

(i) Except as required by law, each share of Class A Common Stock shall entitle the holder to one (1) vote for each share of Class A Common Stock held and each share of Class B Common Stock shall entitle the holder to fifteen (15) votes for each share of Class B Common Stock held, in each case, on any matter submitted to the stockholders of the Corporation for a vote or approval.

(ii) Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock entitled to vote thereon) the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

(iii) Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate or pursuant to the General Corporation Law.

(h) Conversion of Class B Common Stock.

(i) Right to Convert. At any time, any holder of shares of Class B Common Stock, at the option of such holder, may convert any share of Class B Common Stock held by such holder at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into one (1) validly issued, fully paid and nonassessable share of Class A Common Stock.

(ii) Automatic Conversion.

(1) Non-Founder Shares. Each share of Class B Common Stock that is not held of record or Beneficially Owned (as defined below) by a Founder (or by a Founder’s Affiliate) shall automatically convert into one (1) validly issued, fully paid and nonassessable share of Class A Common Stock at 5:00 p.m. New York City time on the seven (7) year anniversary of the Effective Time (the “Class B Mandatory Conversion Time”) or, with respect to each such holder, if earlier than the Class B Mandatory Conversion Time, 5:00 p.m. New York City time on the date when such holder, together with its Affiliates, ceases to Beneficially Own (as defined below) in the aggregate a number of shares of capital stock of the Corporation equal to at least 50% of the capital stock of the Corporation that such holder and its Affiliates Beneficially Owned in the aggregate as of the Effective Time (such earlier date, the “Individual Holder Class B Mandatory Conversion Time”).

(2) Founder Shares. Each share of Class B Common Stock held of record or Beneficially Owned by a Founder (or by any of such Founder’s Affiliates) shall automatically convert into one (1) validly issued, fully paid and nonassessable share of Class A Common Stock upon the earlier of: (a) 5:00 p.m. New York City time on the date when such Founder, together with such Founder’s Affiliates, ceases to Beneficially Own in the aggregate a number of shares of capital stock of the Corporation equal to at least 50% of the capital stock of the Corporation that such Founder and such Founder’s Affiliates Beneficially Owned in the aggregate as of the Effective Time (which initial and subsequent Beneficial Ownership calculations shall include only the net issuance share amount upon vesting and settlement of restricted stock units, after giving effect to the withholding of shares by the Corporation to cover all federal and state tax liabilities of such Founder relating to such settlement at the maximum applicable rates) or (b) 5:00 p.m. New York City time on the date that such Founder is no longer an employee or a director of the Corporation (such earlier date, a “Founder Mandatory Conversion Time”). “Beneficially Own” and “Beneficial Owner” have such meanings as are set forth in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(iii) Conversion Upon Death or Disability. Each outstanding share of Class B Common Stock held by a Founder (or by any of such Founder’s Affiliates) shall automatically convert into one (1) share of Class A Common Stock at 5:00 p.m. New York City time on the nine (9) month anniversary of the death or Disability of such Founder (the “Founder Death or Disability Conversion Time”), excluding, for the avoidance of doubt, any shares of Class B Common Stock subject to a Transfer (as defined below) by such Founder (or such Founder’s Affiliates) to the other Founder (or any such Founder’s Affiliates) as contemplated by Article IV(C)2(h)(iv).

“Disability” shall mean permanent and total disability such that the natural person who is the holder of shares of Class B Common Stock is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which would reasonably be expected to result in death or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute whether the natural person who is the holder of shares of Class B Common Stock has suffered a Disability, no Disability of the natural person who is the holder of shares of Class B Common Stock shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and nonappealable.

(iv) Transfers. Any share of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock upon the Transfer of such share by the holder of such Class B Common Stock (any such holder, the “Operative Holder”) or by any of such Operative Holder’s Permitted Transferees (as defined below) to a natural person or entity other than (A) the holder of such share of Class B Common Stock on the date of initial issuance of such share by the Corporation (any such holder, the “Initial Holder”), (B) an Affiliate of such Initial Holder (each of (A) and (B), a “Permitted Transferee” of such Operative Holder), or (C) from any Permitted Transferee back to the Operative Holder and/or any other Permitted Transferee established by or for the benefit of such Operative Holder; provided, however, that, any Transfer by a Founder (or such Founder’s Affiliates) to the other Founder (or any such Founder’s Affiliates) shall not result in the automatic conversion of such Founder’s (or such Founder’s Affiliates’) shares of Class B Common Stock.

As used in this Article IV(C)2 “Transfer” shall mean (i) the direct or indirect sale, transfer, pledge, assignment, gift, contribution, grant of a lien, or other disposal of any share of Class B Common Stock or any beneficial interest in such share or (ii) the deposit of any share of Class B Common Stock into a voting trust or entry into a voting agreement or arrangement with respect to any share of Class B Common Stock or the granting of any proxy or power of attorney with respect thereto. A “Transfer” will also be deemed to have occurred with respect to any share of Class B Common Stock beneficially held by an Operative Holder (or by any of such Operative Holder’s Permitted Transferees) if there is a transaction or other event such that the Operative Holder (or such Operative Holder’s Permitted Transferees, as the case may be) no longer retains sole dispositive power (as among the Operative Holder of such share of Class B Common Stock and such Operative Holder’s Permitted Transferees) and exclusive power to vote or direct the voting of such security, including by proxy, voting agreement or otherwise, in each case with respect to such share of Class B Common Stock. Notwithstanding the foregoing none of the following shall be considered a Transfer:

(a) the granting of a revocable proxy to an officer or director of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or any other action of the stockholders permitted by this Restated Certificate;

(b) the pledge of shares of Class B Common Stock or granting a lien with respect thereto by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction with a financial institution for so long as such stockholder continues to exercise voting control over such shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer;

(c) the entering into, or reaching an agreement, arrangement or understanding regarding, a support, voting, tender or similar agreement or arrangement (with or without a proxy) in connection with a merger, asset transfer, asset acquisition or similar transaction approved by the Board of Directors;

(d) the entering into a trading plan pursuant to Rule 10b5-1 under the Exchange Act, with a broker or other nominee where the holder entering into the plan retains all voting control over the shares; provided, however, that a Transfer of such shares of Class B Common Stock by such broker or other nominee shall constitute a “Transfer” at the time of such Transfer;

(e) the entering into or amending a voting trust, agreement or arrangement (with or without granting a proxy) solely with holders of Class B Common Stock that (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(f) the granting of a proxy by the Founder or the Founder’s Affiliates to a natural person or entity designated by the Founder or the Founder’s Affiliates and approved, in advance, by a majority of the Independent Directors then in office to exercise dispositive power and/or voting control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by the Founder or the Founder’s Affiliates;

(g) the fact that the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock; provided that, any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock, unless otherwise exempt from the definition of Transfer; and

(h) the deposit of Class B Common Stock into an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (or successor provision), or a pension, profit sharing, stock bonus or other type of plan or trust of which such holder of Class B Common Stock is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code (or successor provision).

As used in this Article IV(C)2 “Affiliate” shall mean, (i) in the case of a holder who is a natural person or an entity held solely by a natural person or a trust created by a natural person, (A) (I) such natural person and (II) any spouse, registered domestic partner, descendant (including any adopted descendant), sibling, parent, grandparent, parent of the spouse or domestic partner of such natural person or any lineal descendants of any of the foregoing (including any adopted descendant), and any of the foregoing relations by virtue of marriage or registered domestic partnership relationship (including step-relations) (each a “Family Member” and, more than one such Family Member, “Family Members”), (B) any custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of (I) such natural person or any one or more Family Members of such natural person or (II) any trust contemplated by clause (C), (C) any trust of which such natural person and/or any one or more Family Members of such natural person and/or any organization that is tax-exempt under Section 501(c)(3) of the Internal Revenue Code are current beneficiaries, (D) an entity in which all of the beneficial and economic interests are held, directly or indirectly, by any one or more of such natural person, any one or more Family Members of such natural person, or any natural person, entity, or trust referred to in clause (B) or (C), or (E) an organization that is tax-exempt under Section 501(c)(3) of the Internal Revenue Code so long as the transfer, assignment, sale or other disposition to such organization does not involve any payment of cash, securities, property or other consideration to such natural person; provided that, in the case of each of clauses (A), (B), (C), (D) and (E), such natural person holds exclusive voting control with respect to such shares of Class B Common Stock; (ii) in the case of an institutional, private equity, hedge, venture capital or other private investment fund, any partner, limited partner, retired partner, member or retired member of such holder, any affiliated fund, any fund which is controlled by or under common control with one or more general partners of such holder, any fund that is managed and governed by the same management company as such holder, any fund that controls such holder or any fund that is controlled by, under common control with, managed or advised by the same management company or registered investment advisor that controls, is under common control with, manages or advises the fund that controls such holder; and (iii) in the case of a mutual fund, pension fund, other pooled investment vehicle or an institutional client, to another mutual fund, pension fund, other pooled investment vehicle or an institutional client in connection with a merger, fund reorganization or otherwise for regulatory or fund management purposes.

“Founder” shall mean any of Daniel Perez and Gabriel Mecklenburg, each as a natural living person, and “Founders” shall mean both of them.

“Independent Directors” means members of the Board of Directors that are not a Founder or an officer or other employee of the Corporation or its subsidiaries (provided that a director shall not be considered an officer or employee of the Corporation solely due to such director’s position as a member of the Board of Directors or the board of directors or similar governing body of one or more subsidiaries of the Corporation).

(v) Mechanics of Conversion. In the event of an optional conversion pursuant to Article IV(C)2(h)(i), before any holder of Class B Common Stock shall be entitled voluntarily to convert the same into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such optional conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on such date. If the conversion is in connection with the automatic conversion provisions set forth in Article IV(C)2(h)(ii)(1), Article IV(C)2(h)(ii)(2), Article IV(C)2(h)(iii) or Article IV(C)2(h)(iv), such conversion shall be deemed to have been made (i) in the case of Article IV(C)2(h)(ii)(1), at the Class B Mandatory Conversion Time or Individual Holder Class B Mandatory Conversion Time, as applicable, (ii) in the case of Article IV(C)2(h)(ii)(2), at the Founder Mandatory Conversion Time, (iii) in the case of Article IV(C)2(h)(iii), at the Founder Death or Disability Conversion Time, or (iv) in the case of Article IV(C)2(h)(iv), on the applicable date of Transfer, the persons entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of the applicable date, and, until presented for transfer, certificates previously evidencing shares of Class B Common Stock shall represent the number of shares of Class A Common Stock into which such shares were automatically converted. Shares of Class B Common Stock converted pursuant to Article IV(C)2(h)(i), Article IV(C)2(h)(ii), Article IV(C)2(h)(iii) or Article IV(C)2(h)(iv) shall be automatically retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

(vi) Policies and Procedures. The Board of Directors, or a committee thereof, may, from time to time, establish such policies and procedures, not in violation of applicable law or this Restated Certificate, relating to the conversion of shares of Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. The Corporation may, from time to time, require that a holder of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of shares of Class B Common Stock and to confirm that a conversion to shares of Class A Common Stock has not occurred. Without limiting the discretion of the Board of Directors (or a committee of the Board of Directors), the Board of Directors (or such committee) may determine (and such determination shall be conclusive) that a holder of shares of Class B Common Stock has failed to furnish sufficient evidence to the Corporation (in the manner and time frame provided in the request) to enable the Corporation to determine that no conversion of shares of Class B Common Stock into shares of Class A Common Stock in accordance with this Article IV(C)2(h)(vi), has occurred with respect to such holder of shares of Class B Common Stock (and its Affiliates), and therefore such shares of Class B Common Stock, to the extent not previously converted, shall be converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation. A determination by the Board of Directors (or such committee of the Board of Directors), acting reasonably and in good faith, that shares of Class B Common Stock have been converted into shares of Class A Common Stock pursuant to this Article IV(C)2(h)(vi) shall be conclusive.

(vii) No Further Issuance. Except for the issuance of shares of Class B Common Stock issuable in respect of Rights (as defined below), a dividend payable in accordance with Article IV(C)2(a), or a reclassification, subdivision or combination in accordance with Article IV(C)2(e), the Corporation shall not at any time after the Effective Time issue any additional shares of Class B Common Stock. “Rights” means any option, warrant, restricted stock unit, restricted stock award, performance stock award, phantom stock, equity award, conversion right or contractual right of any kind to acquire or obligation of the Corporation to issue shares of the Corporation’s authorized but unissued capital stock.

(viii) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

ARTICLE V

Except as otherwise set forth herein, the Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation. In addition, for so long as Daniel Perez and Gabriel Mecklenburg together hold at least 3,026,577 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock) (as adjusted for stock splits, stock dividends, reclassification and the like), the prior written consent of Daniel Perez and Gabriel Mecklenburg shall be required to make, alter or repeal Article II, Section 4.4, Section 4.6, Section 4.7, Section 7.9 or Article VIII of the Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

Distributions by the Corporation may be made without regard to “preferential dividends arrears amount” or any “preferential rights,” as such terms may be used in Section 500 of the California Corporations Code.

ARTICLE VIII

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which Delaware General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law.

(C) Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (A) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (B) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding asserting a claim on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, affiliate or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws, (D) any action or proceeding asserting a claim as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery of the State of Delaware, or (E) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

* * *

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed on April 2, 2024.

/s/ Daniel Perez
Daniel Perez, Chief Executive Officer

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